Exhibit 10.27

Award Agreement for
Restricted Stock Units under the Recro Pharma, Inc.
Amended and Restated Equity Incentive Plan

THIS AWARD AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is made by Recro Pharma, Inc. (the “Company”) to the participant named on the grant schedule attached hereto (the “Grantee”), dated as of the date set forth on the grant schedule attached hereto (the “Grant Date”).

RECITALS

WHEREAS, the Company desires to award Restricted Stock Units to the Grantee under the Recro Pharma, Inc. Amended and Restated Equity Incentive Plan (the “Plan”), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.Grant Schedule.  Certain terms of the grant of Restricted Stock Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2.Grant of Restricted Stock Units.  As of the Grant Date, pursuant to the Plan, the Company hereby awards to the Grantee the number of Restricted Stock Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement and the Plan.  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Capitalized terms used but not defined herein will have the same meaning as defined in the Plan.

3.Grant Date.  The Grant Date of the Restricted Stock Units is set forth on the Grant Schedule.

4.Vesting.  Subject to the further provisions of this Agreement, the Restricted Stock Units will vest as set forth on the Grant Schedule (each date on which Restricted Stock Units vest being referred to as a “Vesting Date”).  Notwithstanding Section 8(a)(ii) of the Plan, no vesting of this Award will occur in connection with the Grantee’s Retirement.

5.Transferability.  The Restricted Stock Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution.  Any attempt to transfer Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.

6.Termination of Employment or Service.  In the event of the Grantee’s termination of service with the Company and its Affiliates, all then unvested Restricted Stock Units (determined after giving effect to any accelerated vesting occurring in connection with such termination under the terms of the Grant Schedule, if any) will be forfeited.

7.Issuance of Shares.

a.Within thirty (30) days following each Vesting Date (including any accelerated vesting date provided in the Grant Schedule), the Company shall issue to the Grantee, either by book-entry registration or issuance of a stock certificate or certificates, a number of shares of Common Stock equal to the number of Restricted Stock Units granted hereunder that have vested as of such date.  Any shares of Common Stock issued to the Grantee hereunder shall be fully paid and non-assessable.

b.The Grantee will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Restricted Stock Units, until shares of Common Stock are issued in settlement of such Restricted Stock Units pursuant to Section 7.a hereof. Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Grantee will have all of the rights of a stockholder.

c.In consideration for the grant of this Award, the Grantee agrees to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading and hedging or pledging of securities that may be in effect from time to time.

8.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

9.Withholding.  In accordance with Section 15 of the Plan, the Company reserves the right to (i) withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Grantee, or (ii) require the Grantee to remit to the Company an amount sufficient to satisfy, any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of this Award or other disposition of the shares.

10.Right of Discharge Preserved.  The grant of Restricted Stock Units hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.

11.The Plan.  By accepting this Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan, as amended from time to time.  Pursuant to the Plan, the Board or its committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  By accepting this Award, the Grantee acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or its committee upon any questions arising under the Plan.

12.Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

[signature page follows]

The Award is made by the Company as of the date stated in the introductory paragraph.

RECRO PHARMA, INC.

By:

Name:J. David Enloe, Jr.

Title:Chief Executive Officer

Date:

In order to indicate your acceptance of this award of Restricted Stock Units subject to the restrictions and upon the terms and conditions set forth above, in the Agreement and in the Plan, please execute and immediately return to the Company the enclosed duplicate original of this Grant Schedule and the Agreement.

ACCEPTED AND AGREED,
Intending to be legally bound:

Date:

Grant Schedule

Grantee’s Name:

Grant Date:

Number of Restricted Stock Units Granted:

Schedule of Vesting Dates:

Vesting Date	Number of Restricted Stock Units Vesting